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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      -----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 14, 2001


                          PEDIATRIX MEDICAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


      FLORIDA                     0-267620                        65-0271219
 (State or other          (Commission File Number)             (I.R.S. employer)
   jurisdiction)

                              1301 CONCORD TERRACE
                          SUNRISE, FLORIDA 33323-2825
                         (Address of principal executive
                          offices, including zip code)


                                 (954) 384-0175
              (Registrant's telephone number, including area code)

                             1455 North Park Drive
                         Fort Lauderdale, Florida 33326
         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

         On February 14, 2001, Pediatrix Medical Group, Inc., a Florida corporation ("Pediatrix"), entered into an Agreement and Plan of Merger (the "Merger Agreement") among Pediatrix, Infant Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Pediatrix ("Sub"), and Magella Healthcare Corporation, a Delaware corporation ("Magella"). Pursuant to the Merger Agreement, and subject to the conditions set forth therein (including approval by the stockholders of Magella of the transaction and approval by the shareholders of Pediatrix of the issuance of Pediatrix common shares pursuant to the Merger Agreement), Sub would be merged with and into Magella (the "Merger"). At the effective time of the Merger, the separate existence of Sub would cease and Magella would continue as the surviving corporation and as a wholly owned subsidiary of Pediatrix. The Merger is intended to be a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and would be treated as a purchase for financial accounting purposes.

         In the Merger, holders of shares of Magella stock outstanding immediately prior to the effective time of the Merger (other than shares to be canceled in accordance with the merger agreement and shares as to which appraisal rights have been properly exercised) would receive, in exchange for each share of Magella stock held by them, a fraction (the "Exchange Ratio") of a share of Pediatrix common stock equal to the product of (x) one-thirteenth times
(y) (A) in the case of Magella common stock, one, or (B) in the case of any other class or series of Magella stock, that number of shares of Magella common stock into which one share of such other class or series of Magella stock is then convertible. A total of approximately 6.8 million shares of Pediatrix common stock would be issued in the Merger. In addition, at the effective time of the Merger, Pediatrix would assume all options outstanding under Magella's existing stock option plans, and each option would be exercisable for shares of Pediatrix common stock rather than shares of Magella common stock, in an amount adjusted to reflect the Exchange Ratio, and at an exercise price adjusted to reflect the Exchange Ratio. Pediatrix would also assume at the effective time of the Merger all convertible debt issued by Magella (an aggregate principal amount of $23.5 million) which, subject to agreement by each holder thereof, would be convertible into that number of shares of Pediatrix common stock that such holder would have received if such holder's convertible debt had been converted into Magella common stock immediately prior to the effective time of the Merger.

         In connection with the Merger Agreement, certain stockholders of Magella representing a majority of the outstanding shares of Magella voting stock have executed a stockholders' agreement (the "Stockholders' Agreement") requiring them to vote their shares of Magella stock in favor of the Merger and the Merger Agreement and, immediately prior to the effective time of the Merger, to exercise warrants held by them to purchase Magella non-voting common stock.

         Stockholders of Magella who will receive approximately 49% of the Pediatrix common shares to be issued in the Merger have agreed to execute an agreement attached as Exhibit B to the Merger Agreement restricting their ability to dispose of such shares until three to twelve months after the Merger.

         The Merger Agreement and the Stockholders' Agreement are attached as Exhibits 2.1 and 10.40 hereto, respectively. On February 15, 2001, Pediatrix issued a press release regarding the Merger Agreement which is attached as
Exhibit 99.1 hereto.

ITEM 7(C).  EXHIBITS

         See Exhibit Index.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            Pediatrix Medical Group, Inc.

         Date: February 15, 2001            By: /s/ ROGER J. MEDEL
                                               --------------------------------
                                               Name:   Roger J. Medel, M.D.
                                               Title:  Chief Executive Officer



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EXHIBIT INDEX


         2.1 Agreement and Plan of Merger dated as of February 14, 2001, among Pediatrix Medical Group, Inc., a Florida corporation,
                  Infant Acquisition Corp., a Delaware corporation, and Magella
                  Healthcare Corporation, a Delaware corporation.

         10.40    Stockholders' Agreement dated as of February 14, 2001, among
                  Pediatrix Medical Group, Inc., a Florida corporation, Infant
                  Acquisition Corp., a Delaware corporation, John K. Carlyle, an individual, Cordillera Interest, Ltd., a corporation, Steven
                  K. Boyd, an individual, Ian M. Ratner, M.D., an individual,
                  Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership, WCAS Healthcare Partners, L.P., a Delaware limited partnership, the persons listed on Schedule A to the Stockholders' Agreement, Leonard Hilliard, M.D., an individual, The Hilliard Family Partnership, Ltd., a corporation, and Gregg C. Lund, D.O., an individual.

         99.1     Press release dated February 15, 2001.